Nebo(R) Products, Inc.                                            PRESS RELEASE



SOURCE:  NEBO(R) Products Inc.

FOR IMMEDIATE RELEASE:  November 26, 2002

                 NEBO(R) Products, Inc. Completes Restructuring
                           $1.55 Million Restructured

DRAPER, Utah - November 26, 2002 / NEBO(R) Products (OTC Bulletin Board: NEBO) today announced the completion of a major balance sheet restructuring that converted over $1.1 million of debt and contingent liabilities to preferred stock at a conversion price of $0.20 per share of preferred. Additionally, $441,123 of debt was restructured with longer maturities, lower interest rates and a conversion option at $0.20 per share. The new preferred stock is convertible into shares of NEBO common stock at a conversion rate of one share of common for each share of preferred.

Commenting on the restructuring, NEBO CEO Scott Holmes noted, "We are thrilled to have this restructuring effort behind us. Much of the restructured debt was past due or coming due within the next 12 months. We can now focus our attention on the business of selling our products, increasing operating efficiencies, and reducing the cost of our senior debt. The restructuring was a vital first step in our plan to reach profitability by the end of 2003."

"It is important to note," Mr. Holmes continued, "that this restructuring would not have been successful without the cooperation of a disparate group of creditors, who each individually agreed to conversion rights at $0.20 per share. We believe that this reflects a great deal of faith and optimism in our long-term prospects, as neither the preferred shares, nor the common shares into which they may be converted, are immediately freely trading."

A report providing more detailed information on the restructuring will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

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About NEBO(R) Products

NEBO(R) Products maintains and distributes innovative hardware (NEBO(R) Tools) and sporting goods (NEBO(R) Sports). NEBO(R) Products' lines are unique, aggressively merchandised, and well priced. NEBO(R) Products, based in Draper, UT, sells to over 5,000 retail customers in the U.S. and Canada. NEBO(R) Products maintains a contact list of people who receive electronic transmissions of all company announcements; to be included on the list, please e-mail scotth@neboproducts.com.

For more information contact:

NEBO(R)Products, Inc.
Scott Holmes
Phone: (801) 495-2150
Fax: (801) 495-2151


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E-mail:  scotth@neboproducts.com
Websites: www.neboproducts.com, www.nebotools.com and www.nebosports.com
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Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this press release include the company's statements concerning (1) the statement that the company plans "to reach profitability by the end of 2003". While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.